Exhibit 5.3

[Letterhead of Sullivan & Cromwell LLP]

May 21, 2024

CRH America Finance, Inc.

900 Ashwood Parkway, Suite 600

Atlanta, Georgia, 30338,

United States of America.

CRH plc,

Stonemason’s Way,

Rathfarnham, Dublin 16, D16 KH51

Ireland.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”), of US$750,000,000 aggregate principal amount of 5.400% guaranteed notes due 2034 (the “Securities”) of CRH America Finance, Inc., a Delaware corporation (the “Company”), unconditionally guaranteed as to payment of principal, premium, if any, and interest (the “Guarantees”) by CRH plc, a public limited company organized under the laws of Ireland (“CRH”), issued pursuant to an Indenture, dated as of May 21, 2024 (the “Indenture”), between the Company, CRH and The Bank of New York Mellon, as trustee (the “Trustee”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

CRH America Finance, Inc.	- 2 -
CRH plc

Upon the basis of such examination, it is our opinion that, (i) the Securities constitute valid and legally binding obligations of the Company and (ii) the Guarantees constitute valid and legally binding obligations of CRH, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinions, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the Securities, the Guarantees or their offer and sale.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Irish law, we note that you have received an opinion, dated as of the date hereof, of Arthur Cox LLP, Irish legal counsel to CRH.

For purposes of our opinion, we have assumed that (i) CRH has been duly incorporated and is an existing public limited company under the laws of Ireland, (ii) the Indenture has been duly authorized, executed and delivered by CRH insofar as the laws of Ireland are concerned, (iii) the execution and delivery of the Indenture and the execution, issuance, sale and delivery of the Securities and the Guarantees did not result

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CRH plc

in any breach or violation of, or conflict with, any statute, rule or regulation of Ireland, (iv) the provisions of the Indenture designating the law of the State of New York as the governing law of the Indenture are valid and binding on CRH under the laws of Ireland, (v) the Guarantees have been duly authorized, executed, issued and delivered insofar as the laws of Ireland are concerned, (vi) the Indenture has been duly authorized, executed and delivered by the Trustee, (vii) the Securities and Guarantees conform to the specimens thereof examined by us, (viii) the Trustee’s certificates of authentication of the Securities have been signed by one of the Trustee’s authorized officers and (ix) the signatures on all documents examined by us are genuine, assumptions which we have not independently verified. We have also relied as to certain factual matters on information obtained from public officials, officers of CRH and the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by CRH on the date hereof and its incorporation by reference into the Company’s Registration Statement on Form S-3 relating to the Securities and Guarantees and to the reference to us under the heading “Validity of the Notes and the Guarantees” in the prospectus supplement, dated May 14, 2024, relating to the Securities and Guarantees. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP